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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 26, 2000, in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of California Micro Devices Corporation for the registration of 1,725,000 shares of its common stock.

     We also consent to the incorporation by reference therein of our report dated April 26, 2000 with respect to the financial statements and the financial statement schedule of California Micro Devices Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 2000 filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP
San Jose, California
September 8, 2000